EXHIBIT 99.1
TAL INTERNATIONAL GROUP, INC. REPORTS FIRST QUARTER 2009 RESULTS
Purchase, New York, May 6, 2009 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the first quarter ended March 31, 2009.
Adjusted pre-tax income (1), excluding unrealized gains / losses on interest rate swaps, was $20.7 million in the first quarter of 2009, compared to $25.9 million in the first quarter of 2008. The Company focuses on adjusted pre-tax results since it considers unrealized gains / losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.
Leasing revenues for the first quarter of 2009 were $83.1 million compared to $77.4 million in the first quarter of 2008. Adjusted EBITDA (2), including principal payments on finance leases, was $74.6 million for the quarter versus $73.9 million in the prior year period.
Adjusted Net Income (3), excluding unrealized gains / losses on interest rate swaps, was $13.4 million for the first quarter of 2009, compared to $16.7 million in the first quarter of 2008. Adjusted Net Income per fully diluted common share was $0.42 in the first quarter of 2009, versus $0.51 per fully diluted common share in the first quarter of 2008.
Reported net income for the first quarter of 2009 was $16.6 million, versus a net loss of $(3.8) million, in the first quarter of 2008. Net income per fully diluted common share was $0.52 for the first quarter of 2009, versus a net loss per fully diluted common share of $(0.12) in the first quarter of 2008. The difference between Adjusted Net Income and the reported net income (loss) was primarily due to unrealized gains / losses on interest rate swaps. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio. TAL does not use hedge accounting for the swaps, so any change in the market value of TAL’s interest rate swap portfolio is reflected in reported income. During the first quarter of 2009, long-term interest rates increased, resulting in a $5.1 million increase in the market value of TAL’s swap contracts.
“We are pleased with TAL’s solid financial results in the first quarter of 2009,” commented Brian M. Sondey, President and CEO of TAL International. “While our Adjusted Pretax Income decreased from the level we achieved in the first quarter of 2008, our profitability, returns and cash flow remained quite healthy despite the headwinds we are facing. Our annualized Adjusted Pretax return on equity remained in the range of 20% for the quarter, and our operating cash flows continue to be well in excess of our scheduled debt service requirements. Through the end of April, we have invested nearly $60 million in transactions that we believe offer exceptional returns for TAL shareholders, including additional lease transactions, an additional debt repurchase and additional share repurchases. Because of our strong cash flow, we have been able to make these investments in our business while simultaneously reducing our leverage.”
“The global recession continues to severely impact world trade, and many of our customers are reporting that their volumes in the first quarter of 2009 were down fifteen percent or more from the first quarter of last year. Demand for leased containers remains weak, and we continue to see a high level of container drop-offs and few container pick-ups. However, we entered this challenging period with very high utilization and a strong lease portfolio, and the weak current demand impacts our overall performance only gradually. Our core utilization, excluding the impact of off-hire factory units, ended the first quarter at 88.5%.”
Outlook
Mr. Sondey continued, “We believe our profitability for the rest of 2009 will largely depend on two factors: the timing of a recovery in the volume of global containerized trade and whether or not one or more of our major customers default on our leases and cease operations.”
“We expect that leasing demand will remain weak and that our utilization will continue to decrease until trade volumes return closer to 2008 levels. Since November of 2008, our core utilization has been falling about 1.5% per month. However, we expect the rate of this decrease to moderate in the second quarter due to a seasonal improvement in trade volumes, the impact of recently completed lease extension transactions and a seasonal increase in our disposal volumes. In addition, we are hopeful that leasing demand and our utilization will improve quickly once trade volumes improve. Very few new containers have been purchased since the summer of 2008, and the major container factories are essentially closed, so the global supply of containers has been decreasing gradually over the last few quarters due to disposals.”
“Our customers continue to face an extremely challenging environment. Many shipping lines were in the middle of expansion programs when trade volumes began to decrease at the end of 2008, and vessel capacity is expected to grow ten percent or more this year despite the sharp reduction in trade volumes. This combination of reduced trade volumes and increasing vessel capacity has led to a substantial decrease in freight rates on the major trade lanes, and our shipping line customers have been reporting a rapid deterioration in their financial results. However, we did not face any new meaningful customer defaults in the first quarter of 2009 and our collections performance was excellent. We will continue to actively manage our credit exposures, though credit risk will remain high until our customers’ freight rates improve.”
Dividend
TAL’s Board of Directors has approved and declared a $0.01 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 23, 2009 to shareholders of record at the close of business on June 2, 2009.
Stock Buyback Program
On April 30, 2009, the Board of Directors authorized a 1.5 million share increase to the Company’s stock buyback program that began in March 2006 and which was previously amended in September 2007. The stock buyback program, as now amended, authorizes TAL to opportunistically repurchase up to 4.0 million shares of the Company’s common stock. As of March 31, 2009, the Company had repurchased 2,077,397 shares. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as deemed appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

Investors’ Webcast
TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, May 7th to discuss its fiscal first quarter results. An archive of the Webcast will be available one hour after the live call through Friday May 29, 2009. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.
About TAL International Group, Inc.
TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 19 offices in 11 countries and approximately 200 third party container depot facilities in 38 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 743,000 containers and related equipment representing approximately 1,203,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.
Contact
Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900
Important Cautionary Information Regarding Forward-Looking Statements
Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2009.
The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.
(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.
(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.
(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.
(1)(2)(3) Please see page 7 for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets:
Leasing equipment, net of accumulated depreciation and allowances of $367,289 and $352,089	$1,489,051	$1,535,483
Net investment in finance leases, net of allowances of $1,517 and $1,420	208,445	196,490
Equipment held for sale	39,688	32,549

Revenue earning assets	1,737,184	1,764,522

Cash and cash equivalents (including restricted cash of $15,180 and $16,160)	48,792	56,958
Accounts receivable, net of allowances of $816 and $807	33,627	42,335
Leasehold improvements and other fixed assets, net of accumulated depreciation and amortization of $4,441 and $4,181	1,614	1,832
Goodwill	71,898	71,898
Deferred financing costs	8,174	8,462
Other assets	6,079	8,540
Fair value of derivative instruments	1,170	951

Total assets	$1,908,538	$1,955,498

Liabilities and stockholders’ equity:
Equipment purchases payable	$5,810	$27,224
Fair value of derivative instruments	90,370	95,224
Accounts payable and other accrued expenses	43,752	43,978
Deferred income tax liability	82,640	73,565
Debt	1,313,335	1,351,036

Total liabilities	1,535,907	1,591,027

Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,487,816 and 33,485,816 shares issued and outstanding, respectively	33	33
Treasury stock, at cost, 2,077,397 and 1,055,479 shares, respectively	(28,305)	(20,126)
Additional paid-in capital	396,765	396,478
Accumulated earnings (deficit)	4,205	(12,090)
Accumulated other comprehensive (loss) income	(67)	176

Total stockholders’ equity	372,631	364,471

Total liabilities and stockholders’ equity	$1,908,538	$1,955,498

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Operations
(Dollars and shares in thousands, except earnings per share)

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$78,047	$72,432
Finance leases	5,055	4,956

Total leasing revenues	83,102	77,388

Equipment trading revenue	16,088	22,654
Management fee income	669	725
Other revenues	296	331

Total revenues	100,155	101,098

Expenses:
Equipment trading expenses	14,775	21,063
Direct operating expenses	9,825	7,077
Administrative expenses	11,622	9,787
Depreciation and amortization	29,109	26,828
Provision for doubtful accounts	321	47
Net (gain) on sale of leasing equipment	(3,596)	(4,300)
Interest and debt expense	17,361	14,729
Unrealized (gain) loss on interest rate swaps	(5,063)	31,745

Total expenses	74,354	106,976

Income (loss) before income taxes	25,801	(5,878)
Income tax expense (benefit)	9,185	(2,085)

Net income (loss)	$16,616	$(3,793)

Net income (loss) per common share — Basic	$0.52	$(0.12)

Net income (loss) per common share — Diluted	$0.52	$(0.12)

Weighted average number of common shares outstanding — Basic	31,970	32,637
Weighted average number of common shares outstanding — Diluted	31,981	32,637

Cash dividends paid per common share	$0.01	—

Non-GAAP Financial Measures
     We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income (loss) before interest and debt expense, income tax expense and depreciation and amortization, and excludes unrealized gains /losses on interest rate swaps. Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.
     Adjusted Pre-tax Income is defined as income (loss) before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes unrealized gains / losses on interest rate swaps. Adjusted Net Income is defined as net income (loss) further adjusted for the items discussed above, net of income tax.
     EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.
     We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:
     — these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization and unrealized gains / losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;
     — these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and
     — these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.
     We have provided reconciliations of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three months ended March 31, 2009 and 2008.
     Additionally, we have provided reconciliations of income (loss) before income taxes and net income (loss), the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three months ended March 31, 2009 and 2008.

TAL INTERNATIONAL GROUP, INC.
Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended
	March 31,
	2009	2008

Net income (loss)	$16,616	$(3,793)
Add (subtract):
Depreciation and amortization	29,109	26,828
Interest and debt expense	17,361	14,729
Income tax expense (benefit)	9,185	(2,085)
Unrealized (gain) loss on interest rate swaps	(5,063)	31,745

EBITDA	67,208	67,424
Add:
Principal payments on finance leases	7,410	6,464

Adjusted EBITDA	$74,618	$73,888

TAL INTERNATIONAL GROUP, INC.
Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars in Thousands)

	Three Months Ended
	March 31,
	2009	2008

Income (loss) before income taxes	$25,801	$(5,878)
Add (subtract):
Unrealized (gain) loss on interest rate swaps	(5,063)	31,745

Adjusted pre-tax income	$20,738	$25,867

Net income (loss)	$16,616	$(3,793)
Add (subtract)(a):
Unrealized (gain) loss on interest rate swaps	(3,261)	20,487

Adjusted net income	$13,355	$16,694

(a)	All net income adjustments are reflected net of income taxes.